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                                                                    Exhibit 10.1

                            U.S. LABORATORIES INC.

                           1999 STOCK INCENTIVE PLAN

1.   Purposes of The Plan

     The U.S. Laboratories Inc. 1999 Incentive Plan (the "Plan") is established to promote the interests of U.S. Laboratories Inc., a Delaware corporation (the "Company"), by creating an incentive program to (a) attract and retain employees who will strive for excellence and (b) motivate those individuals to set and achieve above-average objectives by providing them with rewards for contributions to the operating profits and earning power of the Company.

2.   Administration of The Plan

     The Compensation Committee of the Board of Directors of the Company (the "Committee") will administer the Plan and adopt rules and regulations to implement the Plan. Decisions of the Committee are final and binding on all parties who have an interest in the Plan. In the absence of a Compensation Committee, the Board of Directors will administer the Plan.

3.   Definitions.  For purposes of the Plan:

     3.1. Employee. An individual shall be considered an "Employee" while the individual remains employed by the Company or one or more of its Subsidiaries.

     3.2. Subsidiary. Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a "Subsidiary" of the Company, provided each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

4.   Stock Subject to Plan

     4.1. Number. Subject to adjustment as provided in Section 4.2, the total number of shares of the Company's common stock that may be issued under the Plan is 100,000. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued stock or treasury stock.

     4.2. Adjustment in Capitalization. If the Committee determines that any dividend or other distribution (whether in the form of cash, stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of stock or other securities of the Company, issuance of warrants or other rights to purchase stock or other securities of the Company, or other similar corporate transaction or event affects the stock and the Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may adjust

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any or all of (i) the number and type of shares of stock subject to the Plan and which thereafter may be made the subject of awards under the Plan; (ii) the number and type of shares of stock subject to outstanding awards; and (iii) the grant, purchase or exercise price with respect to any award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.

5.   Bonus Awards

     5.1. Eligibility. All employees of the Company and its subsidiaries are eligible under the Plan.

     5.2. Allocations. The Committee will determine the bonus pool and allocations to be paid under the Plan for the Company's fiscal year. These allocations will be reviewed and approved by the Board of Directors prior to grant of the bonus. The determinations of the Committee and the Board are final.

     5.3. The Committee may restrict the resale of the bonus shares by Employees for up to one year from the date of the grant.

     5.4. Entitlement to Bonus. The Committee will determine who will receive allocations under the Plan. This determination will be reviewed and approved by the Board of Directors. If an eligible Employee receives no allocation under section 5.1 above, then that Employee is not entitled to any bonus under the Plan.

6.   Payment Of Bonus Awards

     6.1. The bonus awards may be paid in cash or shares of the Company's common stock at the discretion of the Committee and the Board of Directors.

     6.2. The individual bonus award allocated to each Employee under Section 5 will be paid to the Employee within 30 days after completion of the annual audit of the Company's financial statements by its independent auditors, regardless of whether the individual has remained in Employee status through the date of payment.

7. Valuation of Stock. The Committee will place a value on the stock in order to determine the compensation received by employees.

8.   Withholding.  The Company may withhold taxes owed by Employee.

9. Term. This Plan will expire ten (10) years from the date of its adoption, unless extended by the Board of Directors.

10.  General Provisions

     10.1. Plan Amendments. The Plan will become effective when adopted by the Company's Board of Directors. The Board of Directors may at any time amend, suspend or terminate the Plan, provided that it must do so in a written resolution and the action may not

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adversely affect rights and interests of Plan participants to individual bonuses allocated prior to such amendment, suspension or termination.

10.2. Benefits Unfunded. No amounts awarded or accrued under this Plan are actually funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

10.3. Benefits Nontransferable. No Plan participant has the right to alienate, pledge or encumber his or her interest in this Plan, and this interest may not (if permitted by law) be subject in any way to the claims of the Employee's creditors or to attachment, execution or other process of law.

10.4. No Employment Rights. No action of the Company in establishing the Plan, no action taken under the Plan by the Committee and no provision of the Plan itself may be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each Employee will be employed "at will," which means that either such Employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause.

10.5. Exclusive Agreement. This Plan document is the full and complete agreement between the eligible Employees and the Company on the terms described herein.

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